Exhibit 99.1

Dayton Superior Amends Credit Agreement

DAYTON, Ohio--(BUSINESS WIRE)--March 16, 2009--Dayton Superior Corporation (NASDAQ: DSUP), the leading North American provider of specialized products for the nonresidential concrete construction market, today announced that it has entered into a first amendment to the revolving credit agreement with the lender under its $150.0 million revolving credit facility. The company also announced that it has entered into a second amendment to the term loan credit agreement with the lenders under its $100.0 million term loan credit facility. Pursuant to the amendments, the scheduled maturities under the senior credit facilities have been extended until March 23, 2009. During this initial extension period, the company expects to continue negotiations with its senior lenders on the terms of a more comprehensive amendment or forbearance arrangement.

The interest rates under its senior credit facilities will be increased as follows: (i) under the revolving credit facility, the new interest rate will be, at the company’s option, ABR plus 5.50% or LIBOR plus 6.50% (with up to 4.00% of the total interest rate paid-in-kind at the company’s option), plus an additional 1.50% on special overadvances, and (ii) under the term loan credit facility, the new interest rate will be, at the company’s option, ABR plus 11.50% or LIBOR plus 12.50% (with up to 8.00% of the total interest rate paid-in-kind at the company’s option).

Copies of the credit agreement amendments will be filed as exhibits to the company's Current Report on Form 8-K to be filed with the Securities and Exchange Commission later today.

The company is continuing to evaluate possible strategic alternatives to enhance stockholder value, including the possible sale of the company or a controlling interest in the company, and as previously announced, Harris Williams & Co. has been retained to assist the company in this evaluation process. Dayton Superior has also agreed with Morgan Stanley & Co. Incorporated to end its previously announced relationship with Morgan Stanley and the company has retained Moelis & Company LLC to advise on options to refinance or otherwise restructure the company’s outstanding indebtedness. The credit agreement amendments will provide the company with additional time to evaluate its alternatives.

Dayton Superior can provide no assurance that the process to explore strategic alternatives will result in a transaction or that the process to restructure the company’s indebtedness will be successful. As previously announced, the company does not intend to disclose developments regarding these initiatives unless and until a definitive agreement is entered into or the Board of Directors determines to terminate one or both processes. There can be no assurances that the company will be able to successfully negotiate a more comprehensive amendment or forbearance agreement or that waivers or additional extensions can be obtained from its senior lenders on acceptable terms in the future. There can be no assurance that any alternative sources of capital and/or alternative transactions will be available to the company on acceptable terms or at all in the current challenging economic environment. The company may be required to enter into a transaction that substantially dilutes or eliminates the value of its outstanding common stock. If the company is unable to find suitable strategic alternatives or restructure its outstanding indebtedness on a consensual basis, the company may be required to seek protection under the federal bankruptcy laws.

ABOUT DAYTON SUPERIOR CORPORATION

Dayton Superior is the leading North American provider of specialized products consumed in nonresidential, concrete construction, and we are the largest concrete forming and shoring rental company serving the domestic, nonresidential construction market. Our products can be found on construction sites nationwide and are used in nonresidential construction projects, including: infrastructure projects, such as highways, bridges, airports, power plants and water management projects; institutional projects, such as schools, stadiums, hospitals and government buildings; and commercial projects, such as retail stores, offices and recreational, distribution and manufacturing facilities.

Note: Certain statements made herein concerning anticipated future performance are forward−looking statements. These forward−looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward−looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation):

  Depressed or fluctuating market conditions for the company’s products and services;
  operating restrictions imposed by the company’s existing debt;
  increased raw material costs and operating expenses;
  the ability to increase manufacturing efficiency, leverage purchasing power and broaden the company’s distribution network;
  the competitive nature of the nonresidential construction industry in general, as well as specific market areas.

This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior’s Annual Report on Form 10−K, Quarterly Reports on Form 10−Q, and Current Reports on Form 8−K filed with the Securities and Exchange Commission.

CONTACT:
Dayton Superior Corporation
Edward J. Puisis, 937-428-7172
Executive Vice President & CFO
Fax: 937-428-9115